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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Glacier Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 30, 2008
9:00 a.m. Mountain Time
To the Shareholders of Glacier Bancorp, Inc:
     We cordially invite you to attend the 2008 Annual Shareholders Meeting of Glacier Bancorp, Inc. at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:
1.	Election of Directors. The Board has nominated for election current directors Michael J. Blodnick, Allen J. Fetscher and John W. Murdoch for three-year terms expiring in 2011 and until their successors are elected and have qualified.

2.	Amendment of Articles of Incorporation. To approve an amendment to the Company’s Articles of Incorporation to eliminate the current staggered terms of the board of directors and to instead provide for the annual election of all directors.

3.	Other Business. To act on such other matters as may properly come before the meeting or any adjournments or postponements.
     If you were a shareholder of record on March 3, 2008, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and personnel who serve you genuinely appreciate your continued interest as a shareholder in the affairs of the Company and in its growth and development.

March [28], 2008	BY ORDER OF THE BOARD OF DIRECTORS

LeeAnn Wardinsky, Secretary

YOUR VOTE IS IMPORTANT
     Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

 i

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200
PRELIMINARY PROXY STATEMENT
     Important Notice Regarding the Availability of Proxy Materials for the 2008 Shareholder Meeting:
     A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2007 are available at www.glacierbancorp.com.
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 28, 2008, for use in connection with the Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company” or “Glacier”) to be held on Wednesday, April 30, 2008. In this Proxy Statement, the term “we” and “us” refers to Glacier Bancorp, Inc.
     Solicitation of Proxies. Our Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiaries:
•	Glacier Bank

•	Mountain West Bank

•	First Security Bank of Missoula

•	Western Security Bank

•	1st Bank

•	Big Sky Western Bank

•	Valley Bank of Helena

•	Glacier Bank of Whitefish

•	Citizens Community Bank

•	First Bank of Montana

•	First National Bank of Morgan
     We do not expect to engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.
     Record Date. If you were a shareholder on March 3, 2008, you are entitled to vote at the Annual Meeting. There were approximately                     shares of common stock outstanding on the Record Date.
     Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Voting on Matters Presented
     Proposal No. 1 -Election of Directors. The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2011 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Proposal No. 2 -Amendment of Company’s Articles of Incorporation. The proposal to amend the Company’s Articles of Incorporation requires the affirmative vote FOR by a majority of the outstanding shares of the Company’s common stock. You may vote FOR, AGAINST or ABSTAIN from approving the amendment of the Articles of Incorporation. If you abstain, or if your shares are held in street name and you do not instruct your broker on how to vote your shares, your shares will not be voted and the effect will be the same as a vote against the amendment. Shareholders of record are entitled to one vote per share on this proposal.
     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement and FOR the proposal to amend the Company’s Articles of Incorporation. Any proxy given by a shareholder may be revoked before its exercise by:
•	giving notice to us in writing;

•	delivering to us of a subsequently dated proxy; or

•	notifying us at the Annual Meeting before the shareholder vote is taken.
     Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you are a beneficial owner of Glacier shares and do not provide the shareholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes.
     Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker.
     The election of directors is considered a “routine” proposal, and your brokerage firm can vote your shares in its discretion on this proposal. The proposal to amend the Company’s Articles of Incorporation is “non-routine” and your brokerage firm cannot vote your shares on this proposal unless it has received voting instructions from you.

Voting in Person at the Annual Meeting
     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
     Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.
BUSINESS OF THE MEETING
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
General
     Our current Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of seven to 17. The Articles also authorize the Board to fill vacancies that occur on the Board. Glacier’s Board currently consists of nine directors.
     Directors are elected for terms of three years or until their successors are elected and qualified. So long as the Company has nine or more directors, our Articles of Incorporation currently provide for staggered terms, with approximately one-third of the directors elected each year. Montana law and our Articles of Incorporation require that our classes of directors be of near-equal size as possible.
     Accordingly, our Nominating/Corporate Governance Committee has recommended, and the Board has nominated Michael J. Blodnick, Allen J. Fetscher and John W. Murdoch for election as directors for three-year terms to expire in the year 2011. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.
     Please Note: If the Company’s shareholders approve Proposal No. 2 to amend the Articles of Incorporation, the three directors named above, together with all other continuing directors, will have their terms of service adjusted to expire in 2009 and be subject to annual election commencing with the 2009 annual meeting.
Vote Required and Board Recommendation
     The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2011 who receive the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following table sets forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options or other rights that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. All share amounts have been adjusted for applicable stock splits and stock dividends.

					Amount and Nature of
	Age as of				Beneficial Ownership of
	January 15,		Director	Term	Common Stock as of
Name	2008	Position	Since	Expires	January 15, 2008(1)
NOMINEES FOR DIRECTOR

Term Expiring in 2011

Michael J. Blodnick	55	Director, President and CEO	1993	2008	424,712	(.79	%)(2)

Allen J. Fetscher	62	Director, Vice Chairman of First Security Bank of Missoula	1996	2008	372,821	(.694	%)(3)

John W. Murdoch	65	Director, Director of Big Sky Western Bank	2005	2008	14,652	(.027	%)(4)

CONTINUING DIRECTORS

Craig A. Langel	57	Director	2005	2009	69,334	(.129	%)(5)

L. Peter Larson	69	Director	1985	2009	889,950	(1.66	%)(6)

Everit A. Sliter	69	Chairman of Glacier and Glacier Bank	1973	2009	420,275	(.782	%)(7)

James M. English	63	Director, Director of Mountain West Bank	2004	2010	44,224	(.082	%)(8)

Jon W. Hippler	63	Director, Director/President/C EO of Mountain West Bank	2000	2010	38,954	(.072	%)(9)

Dr. Douglas J. McBride	55	Director, Director of Western Security Bank	2006	2010	9,567	(.018	%)(10)

(1)	The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially held under applicable regulations, including options or other rights exercisable on or before March 16, 2008 (60 days after January 15, 2008), and have been adjusted for stock splits and stock dividends.

(2)	Includes 236,707 shares held jointly with Mr. Blodnick’s wife; 92,647 shares owned by Mr. Blodnick’s wife; 4,122 shares for which Mr. Blodnick is custodian for his children; 27,459 shares held for Mr. Blodnick’s account in the Company’s Pension and Profit Sharing Plans; 26,802 shares held in an IRA account for the benefit of Mr. Blodnick’s wife; and 36,975 shares that could be acquired within 60 days by the exercise of stock options.

(3)	Includes 83,724 shares owned by Mr. Fetscher’s wife; 68,477 considered beneficially held as Trustee for shares held in a trust for the benefit of Mr. Fetscher’s children; 118,566 held by a family corporation, of which Mr. Fetscher is a principal; 1,803 shares held by Mr. Fetscher’s SEPP IRA; and 17,357 shares that could be acquired within 60 days by the exercise of stock options.

(4)	Includes 6,221 shares held in a family trust for which Mr. Murdoch has voting and dispositive power and 8,431 shares that could be acquired within 60 days by the exercise of stock options.

(5)	Includes 11,076 shares that could be acquired within 60 days by the exercise of stock options.

(6)	Includes 1,897 shares owned by Mr. Larson’s wife’s IRA; 834 shares held by Mr. Larson’s IRA; 875,547 shares held in a living trust; and 11,672 shares that could be acquired within 60 days by the exercise of stock options.

(7)	Includes 38,867 shares held jointly with Mr. Sliter’s wife; 113,578 shares owned by Mr. Sliter’s wife; 44,817 shares owned by Mr. Sliter’s wife’s IRA; 152,239 shares held by Mr. Sliter’s IRA; 24,702 shares held by Mr. Sliter’s SEPP IRA; 6,416 shares held by Mr. Sliter’s SRA; 3,444 shares held in a family partnership; and 13,488 shares that could be acquired within 60 days by the exercise of stock options.

(8)	Includes 5,517 shares held in an IRA for the benefit of Mr. English; 22,707 shares owned jointly with Mr. English’s wife; and 16,000 shares that could be acquired by Mr. English within 60 days by the exercise of options.

(9)	Includes 20,957 shares owned jointly with Mr. Hippler’s wife, all of which have been pledged as collateral toward a line of credit; and 17,997 shares that could be acquired within 60 days by the exercise of options.

(10)	Includes 366 shares held as trustee for Dr. McBride’s children and 4,375 shares that could be acquired by Dr. McBride within 60 days by the exercise of options.
Background of Nominees and Continuing Directors
Director Nominees
     Michael J. Blodnick was appointed President and Chief Executive Officer of Glacier in July 1998. Prior to that time, he served as the Executive Vice President and Secretary of the Company since 1994 and 1993, respectively. Mr. Blodnick currently serves as a director of the following Company subsidiaries: 1st Bank, Citizens Community Bank and First National Bank of Morgan. Mr. Blodnick has been employed by the Company or Glacier Bank since 1978.
     Allen J. Fetscher was appointed to the Board of Directors of Glacier in December 1996, and he serves as the Chairman of the Company’s Compensation Committee. Mr. Fetscher also serves as the Vice Chairman of First Security Bank. Mr. Fetscher is the President of Fetscher’s, Inc., an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate.
     John W. Murdoch was appointed a director of Glacier in September 2005. Mr. Murdoch has worked in the ranch and home industry for the past 37 years and since 1994 has been an owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation. Mr. Murdoch currently serves as a director of the Company’s subsidiary, Big Sky Western Bank of Bozeman, as well as of the Montana State University College of Business, Montana State University Foundation and Bozeman Deaconess Hospital. Mr. Murdoch is also President of Mid-States Distributing Co., Inc.

Continuing Directors
     James M. English was appointed to the Glacier Board in February 2004. Mr. English is an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho. Prior to forming his law firm, Mr. English served from 1996 — 2000 as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing company where Mr. English was involved in the real estate development and retail sales of building products. Mr. English earned his law degree and business degree in finance at the University of Idaho. Mr. English has served as a director of Mountain West Bank since 1996. Mr. English is also a director of Bennett Industries, Inc., a family-owned company that owns several timber-related entities, including Bennett Forest Industries, Inc., a lumber manufacturer, and Rosebud Horse Bedding, LLC, a manufacturer of horse bedding.
     Jon W. Hippler has been the President and CEO of Mountain West Bank since its formation in 1993. Mr. Hippler became a director of Glacier as a result of the Company’s acquisition of Mountain West Bank in February 2000.
     Craig A. Langel was appointed a director of Glacier in December 2005. Mr. Langel has served the accounting profession for 34 years and is a Certified Public Accountant Accredited in Business Valuation and a Certified Valuation Analyst. He is president and shareholder of Langel & Associates, P.C., a consulting and tax services firm. Through the auspices of Western CPE and the University of Montana, Mr. Langel also teaches continuing education courses for Certified Public Accountants, including annual tax updates, tax planning, valuation issues, and business advisory services. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington, and part owner of Mustard Seed Restaurants. Until his retirement in December 2005, Mr. Langel served for 21 years as a director of Glacier’s subsidiary, First Security Bank.
     L. Peter Larson has been the CEO of American Timber Company, a small timber harvesting company, since 1978. Mr. Larson has served as a director of the Company and/or Glacier Bank since 1985, and he is the Chairman of the Company’s Nominating/Corporate Governance Committee.
     Douglas J. McBride was appointed a director of Glacier in September 2006. Dr. McBride has been an optometrist in Billings for 29 years. He is the current President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993, and is also the Chairman of the Advisory Board for TLC Laser Eye Center in Billings. Dr. McBride also serves as a director of the Company’s subsidiary, Western Security Bank.
     Everit A. Sliter has served as a director of the Company and/or Glacier Bank since 1973, and was appointed Chairman of Glacier in December 2005. Mr. Sliter is the Chairman of the Company’s Audit Committee and is also the Chairman of Glacier Bank. Mr. Sliter was a partner of Jordahl & Sliter, a certified public accounting firm, from 1965 to August 2003. Since August 2003, Mr. Sliter has been an employee of Jordahl & Sliter.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. The Board periodically reviews Glacier’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes Act”), related SEC rules and the listing standards of Nasdaq.
Code of Ethics
     The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.
     You can access the Company’s current Code of Ethics for Senior Financial Officers, its Audit, Compensation and Nominating/Corporate Governance Committee charters and its Corporate Governance Policy by visiting the Company’s Website and clicking on the Corporate Governance link on the Company’s home page (www.glacierbancorp.com), or by writing to: Glacier Bancorp, Inc., c/o the Corporate Secretary, 49 Commons Loop, Kalispell, Montana, 59901.
Director Independence
     The Board has analyzed the independence of each director and nominee in accordance with the Nasdaq rules and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”
     Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

James M. English	Douglas J. McBride
Allen J. Fetscher	John W. Murdoch
Craig A. Langel	Everit A. Sliter
L. Peter Larson
     In addition, based on such standards, the Board determined that neither Michael J. Blodnick nor Jon W. Hippler are independent because each serve as an executive officer of the Company or one of its bank subsidiaries.
Stock Ownership Guidelines
     The Board of Directors has approved stock ownership guidelines for its members, which are intended to help closely align the financial interests of the directors with those of Glacier’s shareholders.

Within two years from when they are first appointed or elected to the Board, directors are required to own shares of Glacier common stock with a market value of at least $100,000. All of the current Glacier directors have exceeded this ownership requirement.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of such written communication will also be sent to the Company’s CEO. If the Chairman and the CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met 14 times during the fiscal year. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. Glacier encourages, but does not require the directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. The Board of Directors has established, among others, an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.
     The following table shows the membership of the various committees.
Committee Membership

Name	Audit		Compensation		Nominating
James M. English	☑		☑		☑
Allen J. Fetscher	☐		☑	*	☑
Craig A. Langel	☑		☑		☑
L. Peter Larson	☑		☑		☑	*
Douglas J. McBride	☑		☑		☑
John W. Murdoch	☑		☑		☑
Everit A. Sliter	☑	*	☑		☑

*	Committee Chair

     Audit Committee. The Audit Committee is comprised of six directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Board has determined that both Mr. Langel and Mr. Sliter meet the definition of “audit committee financial expert” as defined by rules adopted by the SEC under the Sarbanes Act.
     The Committee operates under a formal written charter adopted by the Board of Directors. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act, the revised rules of the SEC and the corporate governance listing standards of Nasdaq.
     The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:
•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and senior management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to Bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	reviews and approves related person transactions.
     The Audit Committee held 14 meetings during the year.
     Compensation Committee. The Compensation Committee is comprised of seven directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In determining the CEO’s compensation, the Committee evaluated several performance factors, including the Company’s financial results, levels of compensation of the Company’s peers and the report of our compensation consultants, Watson-Wyatt. In 2005, the Committee independently retained Watson Wyatt to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant was to serve the Company and work for the Committee in its review of executive compensation practices, including designing our long-term incentive program. Although the Committee has not subsequently retained Watson Wyatt, it continues to consider the suggestions made, and has incorporated those suggestions into its compensation analysis in subsequent years. A complete description of the executive compensation process is described in the “Compensation Discussion and Analysis.”

     In addition, the Compensation Committee:
•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
     The Compensation Committee operates under a formal written charter. The Compensation Committee met two times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board the grant of stock awards for executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of seven directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; and (ii) developing and reviewing corporate governance principles applicable to Glacier and its subsidiaries. The Committee operates under a formal written charter approved by the Board of Directors. The Nominating Committee met 10 times during 2007.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of Glacier’s market areas.

Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee consists of the directors listed below. The Board of Directors has determined that (i) the current membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards; and (ii) Everit A. Sliter and Craig A. Langel each meet the “audit committee financial expert” qualifications, as required by the Sarbanes Act and the Nasdaq listing standards.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board of Directors.
     The Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.
     Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.
Audit Committee Members
Everit A. Sliter (Chairperson) w James M. English
Craig A. Langel w L. Peter Larson w Douglas J. McBride w John W. Murdoch
COMPENSATION OF DIRECTORS
     Directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options. The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.
     The following table shows compensation paid or accrued for the last fiscal year to Glacier’s non-employee directors. Neither Mr. Blodnick nor Mr. Hippler are included in the table as they are employees of the Company or a subsidiary, and thus, receive no compensation for their services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

2007 Director Compensation Table

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned or	Option	Deferred
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)	Earnings	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)
James M. English	$39,050	$12,650	$5,561	$57,261
Allen J. Fetscher	44,075	12,650	—	56,725
Craig A. Langel	24,000	12,650	—	36,650
L. Peter Larson	27,309	12,650	47,913	87,872
Douglas J. McBride	36,300	12,650	4,236	53,186
John W. Murdoch	31,800	12,650	3,251	47,701
Everit A. Sliter	57,009	12,650	21,524	91,183

(1)	Directors are paid an annual retainer of $24,000 and receive additional compensation for services performed as committee members. Messrs. English, Fetscher, McBride, Murdoch and Sliter also receive compensation as directors of Glacier’s subsidiary banks. Amount includes Board and committee fees earned or deferred in 2007.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and include amounts awarded in 2007. Assumptions used to calculate this amount are included in the footnotes to Glacier’s audited financial statements for the fiscal year ended 2007, included in the Company’s accompanying Annual Report. The options expire five years from the date of grant and vest six months from the date of grant.

At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Mr. English 18,579 shares; Mr. Fetscher 17,357 shares; Mr. Langel 11,076 shares; Mr. Larson 14,407 shares; Dr. McBride 4,375 shares; Mr. Murdoch 8,431 shares; and Mr. Sliter 17,357 shares.

(3)	Above market earnings on deferred compensation are credited at one-half of the Company’s current year return-on-equity, or seven percent rate in 2007.
Cash Compensation
     Non-employee directors of the Company are paid an annual retainer of $24,000 as compensation for their services as director. Chairs of the Audit, Compensation and Nominating/Corporate Governance Committee received an additional retainer of $1,200, and the Chairman of Board receives an additional retainer of $5,400. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan, the material terms of which are described under the section “Executive Compensation — Deferred Compensation Plan.”

Equity Compensation
     Directors’ Stock Option Plan. The Board of Directors has adopted and the shareholders approved the Directors’ Stock Option Plan (“Director Plan”) for outside directors. From time to time, the Board and the shareholders have amended the Director Plan to increase the number of shares available for issuance to outside directors. Under the Director Plan, a set number of shares of common stock are reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each of the Company’s subsidiary banks.
     From time to time, Glacier authorizes the grant of nonqualified options to its directors of the Company and its subsidiary banks. These options allow the director to purchase shares of common stock at a price equal to the fair market value (closing price) of the common stock on the date of grant. Each option granted under the DSOP vests six months following the date of grant and expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death.
     The Director Plan has a term of 15 years, and will expire in March 2009 unless otherwise renewed or extended. As of the Record Date, an aggregate of                     shares remained available for future grant under the Director Plan (as adjusted for subsequent stock splits and stock dividends). The Company’s 2005 Stock Incentive Plan provides for the grant of equity awards to directors. Accordingly, the Company has determined not to renew the Director Plan when it expires, and will make subsequent grants to directors under the 2005 Stock Incentive Plan.
EXECUTIVE COMPENSATION
     The following section describes the compensation that GBCI pays its Chief Executive Officer, each person who served as Chief Financial Officer during 2007, and each other executive officer who in 2007 earned total compensation exceeding $100,000 (the “Named Executive Officers”), consisting of the following persons.
•	Michael J. Blodnick, Chief Executive Officer

•	James H. Strosahl, Executive Vice President and Chief Financial Officer (retired effective March 31, 2007)

•	Ron J. Copher, Senior Vice President and Chief Financial Officer (appointed effective March 31, 2007)

•	Don J. Chery, Executive Vice President and Chief Administrative Officer (appointed effective August 27, 2007)

•	Jon W. Hippler, President and CEO Mountain West Bank and a Company Director
This section includes:
•	the Compensation Discussion and Analysis (“CD&A”) of management on executive compensation;

•	the Summary Compensation Table (on page___) and other tables detailing the compensation of the Named Executive Officers; and

•	narrative disclosure about various compensation plans and arrangements and post employment and termination benefits.
Compensation Discussion and Analysis

     The Board has established a Compensation Committee (“the Committee”) which is responsible for planning and establishing, and monitoring overall compliance with, our compensation policies. The Committee consists only of independent non-employee directors and operates under a written charter approved by the Board.
Executive Compensation Philosophy
     The quality of our employees, including our executive team, is critical to executing on our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incentivizing highly-qualified executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:
•	We are committed to providing effective compensation and benefit programs that are competitive for both within our industry and with other relevant organizations with whom our banks compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.
     Consistent with this overall philosophy, we have designed our compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits attractive enough to attract, retain and motivate highly qualified employees. The principal components of our compensation package for executives are:
•	Base salary

•	Annual incentive bonus

•	Long-term incentives — equity grants

•	Retirement, termination and change of control benefits

•	Other general employee benefits
     The Committee designs our overall compensation program, and makes decisions regarding individual executive compensation, in the content of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Except as described below, we have not adopted any specific policies or guidelines for allocating compensation between short-term and long-term incentives or between cash and non-cash compensation. However, our philosophy is to tie a greater percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, base salaries are set at competitive levels, with an opportunity for each executive to be well-rewarded through the annual incentive bonus and stock option grants if the Company meets its performance objectives.
Process for Determining Compensation
     The Committee typically meets at least annually to perform a strategic review of our executive officers’ overall compensation packages, including determination of awards for the past fiscal year based on satisfaction of previously established performance objectives, and adjustment of base salaries, establishment of target bonuses and performance objectives and granting of stock options for the current fiscal year. Among other things, the Committee evaluates total executive compensation and the role of various elements of compensation within that total.
     Our Chief Executive Officer performs an annual performance review of other executive officers, and provides a recommendation to the Committee regarding base salary and bonus targets for each other executive officer, which the Committee has discretion to approve or modify. The Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval. The Committee meets separately on an annual basis with our Chief Executive Officer to determine his compensation.
     In 2005, the Committee retained Watson-Wyatt, a multi-national employee benefits consulting firm, to have them help design a new long-term incentive program and to review compensation levels throughout the Company. We did not re-engage Watson-Wyatt for 2007, but the Committee considered the recommendations made by Watson-Wyatt in 2005 in determining the compensation packages for executives in 2007. In addition, the Committee also compares executive compensation levels against a peer group of publicly-traded financial companies (the “Compensation Peer Group”). The Compensation Peer Group is periodically updated by the Committee and consists of companies which the Committee believes are comparable in size to the Company and with whom we may compete against in limited geographic situations. The Compensation Peer Group for 2007 is identified below. The Committee believes that we compete with all of the Compensation Peer Group for the recruiting and retention of executives. Although the Committee does not conduct formal “benchmarking” of executive compensation versus executive compensation of the Compensation Peer Group, it does consider comparative compensation levels in assessing overall compensation.
Discussion of Executive Compensation Components
Base Salary
     We provide executives and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for executives are determined for each position based on market data. Base salary is designed so that the salary opportunities for a given position will be between 75% and 125% of the midpoint of the established range, depending upon, among other things, the executive’s experience and the relative market demand for the skill set needed to fulfill responsibilities of the position. In its review of base salaries for executives, the Committee considers:
•	Internal review of salary range based on available market data

•	Market data provided by consultants, when necessary

•	Internal review relative to others within the Company

•	Individual performance

•	The experience and qualifications of each individual
     Salary levels are reviewed annually as part of the Executive Performance Review. Promotion and other changes in job responsibility are reviewed at the time of change or promotion.
Annual Incentive Bonus
     Performance-based bonuses comprise a significant component of the overall compensation package for each executive officer. The annual bonus of each executive officer, other than the Chief

Executive Officer and Chief Financial Officer, is contingent upon satisfaction of both quantifiable and nonquantifiable performance measures established by the Committee, with the nonquantifiable component typically limited to no more than 10% of the overall bonus. The quantifiable measures are established at the beginning of each fiscal year and can be monitored by us and the executive throughout the year. These performance measures are tracked and evaluated as follows:
•	For each quantifiable performance measure selected, three levels of goals are defined to determine the amount of incentive that will be paid.
-	Acceptable - At or below this level of performance, no incentive values are payable.

-	Expected - At this level of performance, 100% of target incentive values are payable.

-	Outstanding - At this level of performance, 200% of target incentive values are payable.
•	For each non-quantifiable performance measures, discretionary judgment is applied across a spectrum ranging from minimally acceptable to clearly outstanding.
     The types of performance measures, the target performance measure levels and the weighting of each performance measure is predetermined at the beginning of each fiscal year with weights typically ranging from 10% to 30%. Performance measures include Earnings Growth, Deposit Growth, Asset Quality, Loan Growth, Holding Company Performance, and others as needed, and are based on the performance of the bank at which the executive serves, with respect to executives who serve at subsidiary banks.
     Chief Executive Officer. In setting compensation for the Chief Executive Officer the Committee relied heavily on the results of several performance factors. As demonstrated by the Watson-Wyatt report, the Chief Executive Officer’s base salary is significantly below the compensation paid to executives in the Compensation Peer Group. Consistent with our performance-based philosophy, incentive compensation is a significant component in determining overall his total compensation. While other executive bonuses are based on formulas determined by the Committee, the bonus for the Chief Executive Officer is a separate process tied to subjective as well as objective factors.
     To determine the compensation package for our Chief Executive Officer, the Committee considered our financial performance as compared to our Compensation Peer Group, as well as his achievement of individual objectives and accomplishments. In addition, the Committee considered other measures such as:
➢	credit quality of the subsidiary banks, which remains strong;

➢	effective communication of our overall goals and objectives to employees;

➢	continued growth of the Company through the successful acquisition in 2007 of North Side State Bank and the successful integration of the operations of North Side Bank and of First National Bank of Morgan and Citizens Development Corporation, both acquired in 2006; and

➢	continuation of good shareholder relations.
     Although the Committee does not, in determining the compensation package for our Chief Executive Officer, rely upon the multiple of that compensation package compared to those of the other

Named Executive Officers, the Committee did note that the multiple of his total compensation to the average total compensation of such other executive officers, excluding Mr. Strosahl, is 1.73.
     Chief Financial Officer. Our Chief Executive Officer typically makes a recommendation to the Committee with respect to the base salary and bonus for our Chief Financial Officer. This recommendation is based on a variety of objective and subjective factors, including the same Company performance factors listed above for other Named Executive Officers as well as individual performance.
Long-term Incentives — Equity Grants
     The compensation package of each executive includes a long-term incentive component in the form of annual equity grants. We believe stock ownership more closely aligns executive and Company long-term goals, and in particular provides an incentive for executives to help build shareholder value. We also believe this program provides a retentive effect by enabling executives to share in the benefits of stock price appreciation.
     In 2005, the Board adopted, and our shareholders approved, a Stock Incentive Plan. Each year, the Board establishes target levels of shares for executive officers, other management positions, and employees generally. Following each year, we award stock options at levels that are either below, at or above the target levels, which levels are based on the Company’s achievement of predetermined goals based on three-year average return on average equity, which we believe is a very important criterion in measuring our success and the performance of our executives.
Retirement Benefits
     As part of our “total compensation policy” we offer executives the opportunity to participate in both a tax-deferred compensation plan and a supplemental executive retirement plan (SERP). The deferred compensation plan allows executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in the plan. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans. Participation in these plans is elective.
Termination and Change of Control Benefits
     As an additional part of our “total compensation policy” we have entered into employment contracts with certain executive officers that allow for continuation of current base salary upon termination without cause, or upon termination following a change in control of the Company. These agreements provide for payments ranging from one times annual base salary to 2.99 times annual base salary. These arrangements are intended to retain our executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the banking sector.
     All of our change in control arrangements are “double trigger,” meaning that benefits are not awarded upon a change of control unless the executive’s employment is terminated within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction.

     The terms of these plans are described under the heading “Post Employment and Termination Benefits” beginning on page ___. That section also contains tables showing the amounts that the executive officers would receive if their employment was terminated in connection with a change in control.
Other General Employee Benefits
     Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, 401(k) matching contributions, and profit sharing.
2007 Executive Compensation
     This year, as we have in past years (except for 2005, when we retained Watson-Wyatt), we compared our executive compensation levels against a Compensation Peer Group. The Compensation Peer Group for 2007 consisted of the following companies:

Western Alliance Bancorporation	Westamerica Bancorporation

Corus Bankshares, Inc.	PrivateBancorp, Inc.

1st Source Corporation	Umpqua Holdings Corporation

CVB Financial Corp.	National Penn Bancshares, Inc.

Capital Bancorp Ltd.	Sandy Spring Bancorp, Inc.

Sterling Financial Corporation	Frontier Financial Corporation

Community Bank Systems, Inc.	Banner Corporation

Sterling Bancshares, Inc.	Integra Bank Corporation

WesBanco, Inc.	Heartland Financial USA, Inc.

Oriental Financial Group, Inc.	Chemical Financial Corporation
2007 Base Salary
     We increased the 2007 base salaries of Messrs. Blodnick and Hippler by 5.5% and 4.4%, respectively. Based on its analysis of the performance factors described above, the Committee recommended an increase in Mr. Blodnick’s base salary in excess of the amount by which his salary was actually increased, as Mr. Blodnick declined to accept the full recommended increase. Mr. Blodnick’s base salary remained at approximately 67% of the level of the average base salary for chief executive officers among the Compensation Peer Group.
     Mr. Hippler’s base salary for 2007 was determined by, and paid by, Mountain West Bank, of which Mr. Hippler has served as President and CEO since its formation in 1993.
     Mr. Chery’s base salary for 2007 was $171,000. Prior to his appointment, effective August 27, 2007, to the position of Executive Vice President and Chief Administrative Officer of the Company, Mr. Chery served as President of Big Sky Western Bank, and his salary for 2007 prior to August 27, 2007 was paid pursuant to an employment agreement with that institution, which determined the annual base salary. Mr. Chery’s salary from August 27, 2007 to the end of 2007 was negotiated in connection with his promotion.

     Mr. Copher’s base salary for 2007 was $190,000. Mr. Copher was retained to be the successor to Mr. James Strosahl, our former Chief Financial Officer, upon Mr. Strosahl’s retirement. Prior to Mr. Strosahl’s retirement and Mr. Copher’s assumption of the duties of Chief Financial Officer, Mr. Copher served as the Company’s Senior Vice President. Mr. Copher’s base salary was negotiated in connection with the commencement of his employment.
     Mr. Strosahl retired as our Chief Financial Officer effective March 31, 2007. Accordingly, Mr. Strosahl’s employment agreement, which governed his compensation for 2006, was not renewed. Mr. Strosahl received base compensation of $241,239 (annualized) in 2007, prior to the date of his retirement. Mr. Strosahl’s compensation was based on, among other things, his assistance in transitioning the Chief Financial Officer role to Mr. Copher, and his responsibilities in connection with the acquisition of North Side State Bank.
2007 Annual Incentive Bonuses
     For 2007, we awarded a bonus to our Chief Executive Officer of $150,000, or approximately 48% of his base salary. This bonus was based on the Committee’s determination that our Chief Executive Officer had met all of the performance measures for 2007 with an outstanding level of performance. Our financial results are evidenced by our performance relative to our Compensation Peer Group. In this group, Glacier Bancorp, Inc. was third in Return on Average Assets, fourth in Return of Average Equity and third in total return over the past three years. We maintained a strong level of credit quality through 2007, and the percentage of loans which were past due is substantially below our peer group. In addition, our Chief Executive Officer led the acquisition of a bank in Wyoming during 2007, as well as the integration of the operations of two financial institutions acquired in 2006. The Committee also considered our Chief Executive’s efforts in helping to maintain strong shareholder relations. The Committee also recognized that the base salary of our Chief Executive Officer is approximately 67% of the average base salary for chief executive officers among our peer group. Based upon its evaluation of Mr. Blodnick’s performance during 2007, and in light of his comparatively low base salary, the Committee recommended a bonus in excess of $150,000, but Mr. Blodnick declined to accept a bonus in a higher amount.
     Mr. Hippler received a bonus of $91,849, or 39.7% of his base salary. Mr. Hippler’s bonus was based on the performance of his bank relative to pre-established performance targets as set by the Committee for subsidiary banks generally.
     Messrs. Chery and Copher received bonuses of $54,818 and $60,500, respectively, or 32% of their respective base salaries. Mr. Chery’s bonus was negotiated as a part of his overall compensation in connection with his promotion and was based, with respect to the period prior to such promotion, on the performance of Big Sky Western Bank. Mr. Copher’s bonus was negotiated in connection with the commencement of his employment.
Long-term Incentives
     The Committee established the following targets for option grants to our executive officers during 2007:

	Objective (3 Yr. ROE)
	14%	16%	18%
Position	Threshold	Target	Maximum
CEO	11,250	15,000	18,750
CFO and CAO	6,000	8,000	10,000
President, Subsidiary Banks >$500 million	6,000	8,000	10,000

     Our long-term incentive (stock option) grants to executive officers are based on the Company’s achievement of specified levels of three-year average return on equity (“ROE”) as set by the Committee each year. The three-year average ROE applicable to the grants made in 2007 exceeded the target level of 16%. As a result, Mr. Blodnick was granted options for 15,000 shares, and Mr. Hippler was granted options for 8,000 shares.
     Because Mr. Chery was not employed by the Company at the beginning of 2007, and Mr. Copher was not appointed as Chief Financial Officer until March 31, 2007, the options granted to them as long-term incentives (5,000 shares and 8,000 shares, respectively) in 2007 were not subject to the criteria described above, but rather were negotiated in connection with the commencement of employment. Messrs. Chery and Copher will participate in the long-term incentive program for subsequent years on the same terms as all other executive officers.
     As noted, the long-term incentive grants made in 2007 and described above were based on the average ROE for the three years preceding the year in which the grants were made (the years 2004, 2005 and 2006). The three year average ROE applicable to performance during 2007 (the years 2005, 2006 and 2007) exceeded the threshold level (14%), but did not reach the target level (16%). Accordingly, in January 2008, our executive officers received long-term incentive grants at the levels indicated under the “14% Threshold” in the table above.
     During 2007, we granted stock options to purchase an aggregate of 773,720 shares overall, with 51,000 of these shares (or 6.6%) granted to Named Executive Officers.
Tax Considerations
     Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1 million paid to its chief executive officer or any of its other four most highest-paid executive officers. No executive officer of the Company received non-performance based compensation in excess of this limit in fiscal 2007. The compensation committee currently intends to continue to manage the Company’s executive compensation program in a manner that will maximize federal income tax deductions. However, the compensation committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Internal Revenue Code when in its judgment such award would be in the best interests of the Company.
     In addition, the change in control provisions described in the section entitled “Executive Compensation” are designed to reduce the amounts payable that otherwise would be subject to an excise tax applicable to payments known as “excess golden parachute payments” as defined under Section 280G of the Internal Revenue Code.
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2007 Annual 10-K Report.
Compensation Committee Members
Allen J. Fetscher (Chairperson) w James M. English w Craig A. Langel
L. Peter Larson w Douglas J. McBride w John W. Murdoch w Everit A. Sliter
Compensation Tables
     The following table shows compensation paid or accrued for the last fiscal year to Glacier’s Chief Executive Officer, Chief Financial Officers and each of the two Named Executives earning in excess of $100,000.

Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
					Option	Compensation	All Other
Name and Principal			Salary	Bonus	Awards	Earnings	Compensation	Total
Position	Year		($)	($)	($)	($)	($)	($)
(a)	(b)		(c)	(d)(1)	(e)(2)	(f)(3)	(g) (4) (5)	(h)
Michael J. Blodnick	2007		$314,423	$150,000	$83,885	$74,952	$29,530	$652,790
President and CEO	2006		298,438	200,000	51,546	87,009	29,690	666,683
James H. Strosahl	2007	*	$80,413	$—	$83,885	$17,598	$30,026	$211,922
Executive Vice	2006		235,365	150,000	51,546	40,302	30,980	508,193
President, CFO, and Secretary
Ron J. Copher,	2007	**	$190,000	$60,500	$44,853	$—	$47,700	$343,053
Senior Vice President and CFO
Don J. Chery,	2007	***	$171,073	$54,818	$28,343	$—	$24,285	$278,519
Executive Vice President and Chief Administrative Officer
Jon W. Hippler,	2007		$230,834	$91,849	$45,006	$11,617	$35,258	$414,564
President, Mountain	2006		221,508	107,000	30,788	21,440	35,744	416,480
West Bank

*	Retired effective March 31, 2007.

**	Senior Vice President until March 31, 2007; Senior Vice President and Chief Financial Officer effective March 31, 2007.

***	President, Big Sky Western Bank, until August 27, 2007; Executive Vice President and Chief Administrative Officer of the Company, effective August 27, 2007.

(1)	Includes $75,000 and $22,962 deferred by Messrs. Blodnick and Hippler, respectively, pursuant to the Company’s Deferred Compensation Plan, the material terms of which are described below under “Deferred Compensation Plan.”

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31,2007 in accordance with FAS 123(R), and include amounts awarded in and prior to 2007 (as adjusted for stock splits and stock dividends). Assumptions used to calculate this amount are included in the footnotes to Glacier’s audited financial statements for the fiscal year ended 2006, included in the Company’s accompanying Annual Report. The options expire five years from the date of grant and vest two years from the date of grant.

(3)	Represents amounts contributed by Glacier to the Named Executives’ individual account under Glacier’s Supplemental Executive Retirement Plan (“SERP”), the material terms of which are described below under “Post Employment and Termination Benefits — Supplemental Executive Retirement Plan” and above-market earnings on non-qualified deferred compensation during 2007. Earnings are credited at one-half of the Company’ current year return-on-equity, or eight percent in 2007.

(4)	Amount shown for Mr. Blodnick includes: $6,162 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $15,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $1,240 in life insurance premiums paid by Glacier. Amount shown for Mr. Strosahl includes: $2,412 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $2,412 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $1,026 in life insurance premiums paid by Glacier. Amount shown for Mr. Copher includes: $5,446 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $13,366 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $504 in life insurance premiums paid by Glacier. Amount shown for Mr. Chery includes: $6,683 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $15,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $432 in life insurance premiums paid by Glacier. Amount shown for Mr. Hippler includes: $3,016 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $15,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $1,904 in life insurance premiums paid by Glacier.

(5)	Does not include amounts attributable to miscellaneous benefits or perquisites received by the Named Executives, except Mr. Copher. The costs to the Company of providing such benefits to any individual executive officer, except Mr. Copher, during the year ended December 31, 2007 did not exceed $10,000 in the aggregate. With respect to Mr. Copher, includes a real estate relocation payment of $29,252, moving expenses and a housing allowance.

2007 Grants of Plan-Based Awards
     The following table provides information on the grant of equity and non-equity awards during 2007.

		All Other Option Awards:
		Number Securities
		Under-	Exercise or Base Price of	Grant Date Fair Value of
	Grant	lying Options	Option Awards (/Sh)	Stock and Option Awards
Name	Date	(#)	$	$
(a)	(b)	(c)(1)(2)	(d)(1)(3)	(e)(1)(3)
Michael J. Blodnick	1/31/2007	15,000	$23.47	$75,900
James H. Strosahl	1/31/2007	15,000	$23.47	75,900
Ron J. Copher	1/31/2007	8,000	$23.47	40,480
Don J. Chery	1/31/2007	5,000	$23.47	25,300
Jon W. Hippler	1/31/2007	8,000	$23.47	40,480

(1)	Amounts have been adjusted to reflect applicable stock splits and stock dividends.

(2)	Stock options vest on the second anniversary of the date of grant and must be exercised within five years of the grant date, subject to certain conditions, as discussed in the section “Executive Compensation — Employee Stock Plans.”

(3)	The grant date fair value of the equity awards is computed in accordance with FAS 123(R). Information regarding the stock option awards can be found in the footnotes to Glacier’s financial statements, included in the accompanying Annual Report.
2007 Option Exercises and Stock Vested

	Option Awards
	Number of Shares Acquired
	on Exercise	Value Realized on Exercise
Name	(#)	($)
(a)	(b)(1)	(c)(1)
Michael J. Blodnick	6,833	$105,372
James H. Strosahl(2)	21,599	283,864
Ron J. Copher	0	0
Don J. Chery	6,833	105,372
Jon W. Hippler	7,032	60,264
	7,734	96,675
	1,446	7,620

(1)	The value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (the closing price of the options on the date of grant). The amounts have been adjusted to reflect applicable stock splits and stock dividends.

(2)	Includes 14,766 shares acquired upon exercise subsequent to retirement on March 31, 2007, representing value realized on exercise of $178,312.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of Securities
	Number of Securities	Underlying Unexercised		Option Exercise
	Underlying Options	Options		Price	Option
Name	(#) Exercisable	(#) Unexercisable		($)	Expiration Date
(a)	(b)(1)	(c)(1)		(d)(1)	(e)
Michael J. Blodnick	7,734			$9.45	01/29/2008
	7,032			13.37	01/28/2009
	7,443			16.67	01/26/2010
		22,500	(2)	20.96	01/25/2011
		15,000	(3)	23.47	01/31/2012
James H. Strosahl	7,443			16.67	03/31/2008
	22,500			20.96	03/31/2008
	15,000			23.47	03/31/2008
Ron J. Copher		15,000	(4)	24.40	12/18/2011
		8,000	(3)	23.47	01/31/2012
Don J. Chery	7,734			9.45	01/29/2008
	7,032			13.37	01/28/2009
	7,443			16.67	01/26/2010
		7,500	(2)	20.96	01/25/2011
		5,000	(3)	23.47	01/31/2012
Jon W. Hippler	5,997			16.67	01/26/2010
		12,000	(2)	20.96	01/25/2011
		8,000	(3)	23.47	01/31/2012

(1)	As adjusted for subsequent stock splits and stock dividends.

(2)	Options became fully vested January 25, 2008.

(3)	Options become fully vested January 30, 2009.

(4)	Options become fully vested December 18, 2008.
Employee Stock Plans
     The Company has previously maintained an employee stock option plan, including the 1995 Employee Stock Option Plan (“1995 Plan”), which was approved by the Board of Directors and the shareholders. The 1995 Plan provided for the grant of incentive and nonqualified stock options, had a term of 10 years, and expired in February of 2005. Although no options may be issued under the 1995 Plan, the plan has granted but unexercised options outstanding.
     At the 2005 Annual Meeting, shareholders of Glacier approved the 2005 Stock Incentive Plan (“2005 Plan”), the successor to the 1995 Plan. The 2005 Plan provides for awards of stock based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2005 Plan in the form of stock options, share appreciation rights, restricted shares, restricted share units and unrestricted shares, deferred share units, and performance awards.
     The 2005 Plan is effective for ten years and limits the grant of shares to any one eligible individual to a maximum of 562,500 shares during the term of the 2005 Plan. The aggregate number of shares available for issuance under the 2005 Plan is 3,323,162 of which no more than 2,259,750 may be granted in a form other than stock options and stock appreciation rights. All share amounts have been adjusted for applicable stock splits and stock dividends.

Post Employment and Termination Benefits
2007 Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate
	Contribution in	Earnings in Last	Balance at Last
	Last FY	FY	FYE
Name	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)
Michael J. Blodnick	$75,000	$41,258	$705,655
James H. Strosahl	—	26,871	410,741
Ron J. Copher	—	—	—
Don J. Chery	—	—	—
Jon W. Hippler	22,962	8,450	129,166

(1)	Amounts deferred pursuant to the Deferred Compensation Plan, which are reported as compensation to each of the Named Executives in the Summary Compensation Table. The material terms of the Deferred Compensation Plan are described below.

(2)	Earnings on amounts deferred under the Deferred Compensation Plan are credited at one-half of the Company’s current year return-on-equity, or 7% in 2007.
     Deferred Compensation Plan. Since December 1995, Glacier has maintained a non-qualified and non-funded deferred compensation plan (the “Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was subsequently amended principally in response to the recent enactment of Section 409A of Internal Revenue Code of 1986, and permit participants to elect cash-out distributions, and to make new distribution elections on terms that conform with the restrictions set forth in Section 409A.
     As amended and restated, the Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal fifty percent (50%) of the Company’s return-on-average-equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.
Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)
Michael J. Blodnick	SERP	N/A	$572,932	$0
James H. Strosahl	SERP	N/A	110,556	24,876
Ron J. Copher	SERP	N/A	2,069	0
Don J. Chery	SERP	N/A	61	0
Jon W. Hippler	SERP	N/A	47,805	0

(1)	The terms of the Supplement Executive Retirement Plan (SERP) are described below.

(2)	There are no minimum service requirements under the SERP.

(3)	Based on the amounts accrued through fiscal year 2007, in the event the executive were to leave employment, each of the Named Executives would generally receive five annual installments under the SERP, payable in the following amounts: Mr. Blodnick $114,586; Mr. Copher $414; Mr. Chery $12;. Mr. Hippler $9,561. However, as noted below participants may alternatively make cash out elections or other distribution elections.
     Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded Supplemental Executive Retirement Plan (the “SERP”) for senior executive officers and entered into separate Supplemental Executive Retirement Agreements with the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the Deferred Plan. Payments under the SERP will be made in five annual installments upon the executive leaving employment, the first of which will be paid on the first day of the second month upon retirement. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for Just Cause (as defined), no benefits will be payable to the executive under the SERP and all obligations of the Company with respect to the executive’s SERP cease.
     In 2005, the SERP was amended to principally mirror those changes described above for the Company’s Deferred Plan, namely: permitting participants to make cash-out elections and new distribution elections, and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to fifty (50%) of the Company’s return-on-average equity.
Employment Arrangements
     Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or its subsidiaries. These summaries are qualified in their entirety by the individual agreements.
     Michael J. Blodnick Employment Agreement. During calendar year 2007, Mr. Blodnick’s employment was governed by an employment agreement that became effective January 1, 2007. The Agreement terminated December 31, 2007 and a new agreement was entered into effective January 1, 2008. Mr. Blodnick’s agreement provides for an annual salary (currently $324,450), with subsequent increases subject to the recommendation of the Compensation Committee and the Board’s review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the Board, as recommended by the Compensation Committee, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive a payment having a present value equal to the compensation and other benefits to which he would have been entitled for the remainder of the term if his employment had not terminated. All such payments must be completed no later than March 15 of the calendar year following the year in which employment was terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
     If Mr. Blodnick’s employment is terminated by the Company or its successor within three years following a change of control (as defined), Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following termination. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment within three years of a change of control. If Mr. Blodnick’s employment is terminated, other than for cause, by the Company in certain circumstances following the announcement of a change in control that subsequently occurs, Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 installments commencing within 30 days after the change in control. The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a change in control and/or after his termination of employment.
     Ron J. Copher Employment Agreement. During 2007, Mr. Copher’s employment was governed by an employment agreement that became effective on December 22, 2006. A new agreement was entered into effective January 1, 2008. Except as described below, the employment agreement for Mr. Copher is substantially the same as the agreement for Mr. Blodnick. Mr. Copher’s agreement provides for an annual salary (currently $195,700) with subsequent increases subject to the board of directors’ annual review of Mr. Copher’s compensation and performance. Mr. Copher is prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a two-year period following termination of employment.
     If Mr. Copher’s employment is terminated by the Company or its successor within two years following a change in control, Mr. Copher will be entitled to receive an amount equal to two times his then current annual salary, plus continued employment benefits for two years following termination. This amount (two times annual salary plus continuation of benefits) would also be payable if Mr. Copher terminates his employment within two years following a change in control. If Mr. Copher’s employment is terminated by the Company, other than for cause, in certain circumstances following the announcement of a change in control that subsequently occurs, Mr. Copher will be entitled to receive an amount equal to two times his then current annual salary, payable in 24 monthly installments.
     The table below shows the maximum amounts that could be paid to the Chief Executive Officer and Chief Financial Officer under their respective agreements. The following information is based on (i) the executives’ compensation at December 31, 2007; and (ii) assumes the triggering event was December 31, 2007.

	Chief Executive Officer (1)		Chief Financial Officer (1)
		Termination (without		Termination (without
	Termination	cause) or Termination	Termination	cause) or Termination
	(without cause) or by	by Executive Due to a	(without cause) or by	by Executive Due to a
	Executive (with good reason)	Change in Control (2)	Executive (with good reason)	Change in Control (2)
Base salary	$315,000	$941,850	$190,000	$380,000
Targeted bonus	150,000	448,500	60,500	121,000
Healthcare and other benefits	6,553	19,594	5,817	11,634
401(k) employer contribution (3)	46,500	139,035	25,050	50,100
Fair market values of accelerated equity vesting (4)	—	—	—	—
Accrued Vacation	24,231	72,450	14,615	29,231
Perquisites	—	—	—	—

Total	$542,284	$1,621,429	$295,982	$591,965

(1)	In the event of death or disability, executive, or if applicable his estate, would be paid any amounts earned through the termination date.

(2)	Represents payments to the Named Executive in the event of termination for the following reasons: (i) “without cause” within three years of a change in control, (ii) before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment within three years of a change in control.

(3)	Includes profit-sharing at 7%.

(4)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2007 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.
     Don J. Chery and Jon W. Hippler Employment Agreements. During calendar year 2007, Mr. Chery’s employment was governed by an employment agreement with Big Sky Western Bank, of which he served as President. Mr. Chery entered into a new agreement effective January 1, 2008. During calendar year 2007, Mr. Hippler’s employment was governed by an employment agreement dated January 1, 2007 with Mountain West Bank, as ratified by the Company. The Agreement terminated December 31, 2007 and a new agreement was entered into, again with Mountain West Bank and ratified by the Company, effective January 1, 2008.
     Except as set forth below, the employment agreement for Mr. Chery is substantially the same as the agreement for Mr. Copher. Mr. Chery’s agreement provides for an annual salary (currently $195,700), with subsequent increases subject to the board of directors’ annual review of Mr. Chery’s compensation and performance. The provisions of Mr. Chery’s employment agreement regarding incentive compensation, termination by the Company without cause or termination by Mr. Chery for good reason, non-competition, and payments to which Mr. Chery may be entitled in connection with a change in control, are the same as described above with respect to the agreement for Mr. Copher.
     Mr. Hippler is employed as the President and CEO of Mountain West Bank, located in Coeur d’Alene, Idaho. In other regards, and except as set forth below, the employment agreement for Mr. Hippler is substantially the same as the agreements for Messrs. Blodnick, Copher and Chery. Mr. Hippler’s current salary is $256,256. Incentive compensation is to be determined by Mountain West Bank’s board of directors and ratified by the Company’s board of directors. Mr. Hippler is prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a one-year period following termination of employment.
     If Mr. Hippler’s employment is terminated by Mountain West Bank or its successor within one year following a change in control, the agreement provides that Mr. Hippler will be entitled to receive an amount equal to his then current annual salary, payable in 12 monthly installments, plus continued employment benefits for one year following termination. This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Hippler terminates his employment within one year following a change in control. If Mr. Hippler’s employment is terminated by Mountain West Bank, other than for cause, in certain circumstances following announcement of a change in control that subsequently occurs, Mr. Hippler will be entitled to receive an amount equal to his then current annual salary, payable in 12 monthly installments.
     The table below shows the maximum amounts that could be paid to Messrs. Chery and Hippler under their respective agreements. The following information is based on (i) the executive’s compensation at December 31, 2007; and (ii) assumes the triggering event was December 31, 2007.

	Don J. Chery (1)		Jon W. Hippler (1)
		Termination		Termination
		(without cause) or		(without cause) or
	Termination	Termination by	Termination	Termination by
	(without cause) or	Executive	(without cause) or	Executive
	by Executive (with	Due to a Change in	by Executive (with	Due to a Change in
	good reason)	Control (2)	good reason)	Control (2)
Base salary	$171,073	$342,146	$231,155	$231,155
Targeted bonus	54,818	109,636	91,849	91,849
Healthcare and other benefits	5,745	11,490	6,403	6,479
401(k) employer contribution (3)	22,589	45,178	32,300	32,300
Fair market values of accelerated equity vesting (4)	—	—	—	—
Accrued Vacation	13,159	26,319	17,781	17,781
Perquisites	—	—	—	—

Total	$267,385	$534,769	$379,488	$379,564

(1)	In the event of death or disability, executive, or if applicable his estate, would be paid any amounts earned through the termination date.

(2)	Represents payments to the Named Executive in the event of termination for the following reasons: (i) “without cause” within two years of a change in control, (ii) before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment within three years of a change in control.

(3)	Includes profit sharing at 7%.

(4)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2007 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Executive Officers who are not Directors
     The following table sets forth information with respect to the Named Executives who are not directors or nominees for director of the Company, and executive officers and directors as a group. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

		Amount and Nature of
		Beneficial Ownership of
		Common Stock as of
Name and Age	Position	January 15, 2008*
Don J. Chery, 45	Executive Vice	61,077 (2)
	President, Chief Administrative Officer of the	.114%
	Company; employed since 1989(1)
Ron J. Copher, 50	Senior Vice	3,000 (3)
	President, Chief Financial Officer, Treasurer, and	.006%
	Assistant Secretary, employed since 2006
Executive officers and directors		2,348,566 (4)
as agroup (11 individuals)		4.37%

*	Share amounts have been adjusted to reflect all stock splits and stock dividends on Glacier stock.

(1)	Prior to his employment with the Company in the capacities indicated in 2007, Mr. Chery was employed by Big Sky Western Bank.

(2)	Includes 39,102 shares held jointly with Mr. Chery’s wife and 21,975 shares that could be acquired within 60 days by the exercise of stock options.

(3)	Includes 3,000 shares held jointly with Mr. Copher’s wife.

(4)	Includes 159,346 shares held by executive officers and directors as a group that could be acquired within 60 days by the exercise of stock options and other rights.
Beneficial Owners
     The following table includes information as of December 31, 2007 concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Annual Meeting record date.

	Amount and Nature
Name and Address of	of Beneficial
Beneficial Owner	Ownership (1)	Percent of Class
Columbia Wanger Asset Management, L.P. (2)	4,838,268	9.02%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
T. Rowe Price Associates, Inc. (3)	4,771,546	8.8%
100 E. Pratt Street Baltimore, Maryland 21202
Private Capital Management, L.P. (4)	3,956,187	7.4%
8889 Pelican Bay Blvd., Suite 500 Naples, Florida 34108
Barclays Global Investors, N.A. (5)	2,687,629	5.01%
45 Fremont Street San Francisco, California 94105

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)	Based on an amended Schedule 13G filed under the Exchange Act, the securities are beneficially owned by Columbia Wanger Asset Management, L.P. (“WAM”), a registered investment advisor, WAM Acquisition GP, Inc. (“WAM GP”), the general partner of WAM, and Columbia Acorn Trust (“Acorn”), a registered investment company. Persons other than WAM and WAM GP, including Acorn, are entitled to receive all dividends from, and proceeds from the sale of, those securities. Acorn is the beneficial owner of 8.44% of Glacier common stock.

(3)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on a Schedule 13G filed under the Exchange Act. The securities are beneficially owned by Private Capital Management, L.P. (“PCM”), a registered investment advisor, with sole power to direct the disposition and voting of certain of the securities (12,300 shares ) and shared power to direct the disposition and voting of certain securities (3,943,887 shares). PCM expressly disclaims beneficial ownership of shares over which it has dispositive power.

(5)	Based on a Schedule 13G filed under the Exchange Act. The securities are beneficially owned by Barclays Global Investors, NA and related entities, including Barclays Global Fund Advisors and Barclays Global Investors, Ltd. Barclays Global Investors, NA reported beneficial ownership of 1,041,965 shares, or 1.94% of outstanding common stock. Barclays Global Fund Advisors reported beneficial ownership of 1,590,860 shares, or 2.97% of outstanding common stock, and Barclays Global Investors reported beneficial ownership of 54,804 shares, or 0.10% of outstanding common stock.
PROPOSAL NO. 2 — TO AMEND THE COMPANY’S
ARTICLES OF INCORPORATION
General
     Article 7.A. of the Company’s Articles of Incorporation currently provides that the Board of Directors be divided into three classes, as nearly equal in number a possible, with members of each class serving three-year terms.
     The Board of Directors has unanimously adopted resolutions, subject to shareholder approval, approving an amendment to Article 7.A. of the Articles of Incorporation to eliminate the staggered board provision. The proposal would provide for the annual election of all directors, commencing with the 2009 annual meeting in the manner described below. The Board of Directors has set the current number of directors at nine. The proposal would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.
Background
     Staggered boards have been widely adopted and have a long history in corporate law. Proponents of staggered boards assert that they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence, as well as providing continuity and stability in the management of the business and affairs of a company.
     In recent years, however, an increasing number of companies have taken action to eliminate staggered terms for directors, resulting in the annual election of all directors. Some investors view staggered or classified boards as having the effect of reducing the accountability of directors to shareholders because staggered boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.
     Given the current corporate governance environment and taking into account the pros and cons of a staggered board, the Nominating/Corporate Governance Committee of the Board of Directors has endorsed eliminating the Company’s staggered board. The Committee has recommended to the full Board of Directors the adoption of the amendment to the Company’s Articles of Incorporation to eliminate the staggered board and provide for the annual election of all directors.
     If Proposal No. 2 is approved by the shareholders, the terms for all directors would end at the 2009 annual meeting. Commencing with the 2009 annual meeting, all directors would be elected for one-year terms at each subsequent annual meeting.
     If this proposal is adopted, any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy would hold office until the next occurring annual meeting.
     The proposed amendment to the Articles of Incorporation will result in the deletion and replacement of Section 7.A. and an amendment to Section 7.B. of the Articles of Incorporation, as set forth in Exhibit A to this proxy statement. If approved, this proposal will become effective upon the filing of Articles of Amendment with the Montana Secretary of State, which the Company would do promptly after the annual meeting.
Vote Required and Board Recommendation
     In order for the amendment to be adopted, the proposal must be approved by the holders of at least a majority of the outstanding shares of the Company’s common stock. If you abstain, or if your shares are held in street name and you do not instruct your broker on how to vote your shares, your shares will not be voted and the effect will be the same as a vote against the proposal. Therefore, it is important that you vote your shares either at the meeting or by proxy.
     The Board of Directors unanimously recommends that you vote “FOR” the proposed amendment.

TRANSACTIONS WITH MANAGEMENT
Certain Transactions
     Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company or their immediate family) must generally be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     During 2007 certain directors and executive officers of the Company and its subsidiaries, and their associates, were customers of one or more of the Company’s subsidiary banks, and it is anticipated that such individuals will continue to be customers in the future. All transactions between the Company’s subsidiary banks and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of the Company’s executive officers and directors and all persons who beneficially own more than 10 percent of Company common stock file reports with the SEC regarding beneficial ownership of Company stock. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.
     Based solely on the Company’s review of the copies of the filings that it received for the fiscal year ended December 31, 2007, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.
REGISTERED PUBLIC ACCOUNTANTS
     BKD, LLP (“BKD”), independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiaries, for the year ended December 31, 2007. A representative of BKD will be present at the Annual Meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to the Company by BKD, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2007 and 2006 fiscal years.

Fee Category	Fiscal 2007	% of Total	Fiscal 2006	% of Total
Audit Fees	$786,013	94.8%	$701,326	99.9%
Audit-Related Fees	43,130	5.2%	200	00.1%
Tax Fees	0	00.0%	0	00.0%
All Other Fees	0	00.0%	0	00.0%

Total Fees	$829,260	100%	$701,526	100.0%

     Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD in connection with the audits of the Company’s financial statements and the effectiveness of internal controls over financial accounting, and the reviews of financial statements included in Glacier’s Form 10-Q’s or services to Glacier in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Fees relate to technical accounting research in 2007.
     Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2007 and 2006.
     All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2007 and 2006.
     In considering the nature of the services provided by BKD, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The services performed by BKD in 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that BKD may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by BKD in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
     Services provided by BKD during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
     Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
     In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD when time is of the essence.
     The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 28, 2008 and should contain such information as is required under the our Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 28, 2008, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
     The Company’s Bylaws provide for the nomination of director candidates by its shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 28, 2008. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of the Company you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.
Copy of Bylaw Provisions
     You may contact the Company’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2007,

     including financial statements. Written requests for the Form 10-K should be addressed to LeeAnn Wardinsky, Corporate Secretary, at 49 Commons Loop, Kalispell, Montana 59901. The Annual Report is also available at www.glacierbancorp.com.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
     In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Company’s Corporate Secretary at the address above, or by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above

March 28, 2008	BY ORDER OF THE BOARD OF DIRECTORS

LeeAnn Wardinsky, Secretary

GLACIER BANCORP, INC.
PROXY
PLEASE SIGN AND RETURN IMMEDIATELY
This Proxy Is Solicited on Behalf of the Board of Directors
          The undersigned shareholder of Glacier Bancorp, Inc. (the “Company”) hereby appoints L. Peter Larson and Everit A. Sliter, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned on March 3, 2008, at the Annual Meeting of Shareholders to be held on April 30, 2008, or any adjournment of such Annual Meeting.
1.	ELECTION OF DIRECTORS FOR CLASS TO EXPIRE IN 2011
A.	I vote FOR all nominees listed below (except as marked to the contrary below) ☐

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:
Michael J. Blodnick   ◆   Allen J. Fetscher   ◆   John W. Murdoch
C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ☐
2.	AMEND THE COMPANY’S ARTICLES OF INCORPORATION to eliminate the staggered terms of the Board of Directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.
THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSAL LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.
          Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.
The Board of Directors recommends a vote “FOR” the listed directors and proposal.

, 2008	, 2008

Signature of Shareholder	Signature of Shareholder
ALL JOINT OWNERS MUST SIGN.
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.